EXHIBIT 99.1

SMTC Announces Third Quarter Results

SMTC reports solid third quarter results

TORONTO – November 17, 2003 — SMTC Corporation(2) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported third quarter revenue of $77.0 million, compared to $143.5 million for the same quarter last year and up sequentially from $70.7 million in the second quarter of 2003. Net earnings on a Generally Accepted Accounting Principles (GAAP) basis were $2.6 million, or $0.09 per share, compared to a net loss of $13.4 million, or $0.47 per share, for the same quarter last year and a net loss of $39.9 million or $1.39 per share in the second quarter of 2003.

During the third quarter of 2003, the Company recorded earnings from discontinued operations of $1.3 million, or $0.05 per share, compared to $0.6 million or $0.02 per share for the same period last year. Included in earnings from discontinued operations for the third quarter of 2003 is a loss of $0.2 million, or $0.01 per share, recorded on the disposition of the manufacturing operations of the Appleton facility and a net gain of $1.5 million, or $0.05 per share, from the proceeds of the liquidation of the Company’s former Cork, Ireland subsidiary.

The Company calculates adjusted net earnings (loss) as net earnings (loss) before discontinued operations, the effects of changes in accounting policies, restructuring and other one-time charges and the related income tax effect. Adjusted net earnings(1) for the third quarter of 2003 of $1.3 million, or $0.05 per share, compares to an adjusted net loss(1) of $0.4 million, or $0.01 per share, for the same period last year and an adjusted net loss of $2.5 million, or $0.09 per share, for the second quarter of 2003.

(1)	See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.
(2)	Expressed in millions of U.S. dollars, except per share amounts

Gross profit on a GAAP basis for the third quarter of 2003 was $8.1 million, or 10.6% of revenue, compared to $1.0 million, or 0.7% of revenue, for the same period in the prior year and $4.7 million, or 6.7% of revenue, for the second quarter of 2003. Gross profit for the third quarter of 2002 includes the effect of restructuring charges of $6.3 million related to an inventory write-down and other charges of $0.9 million related the downsizing of facilities. Excluding the effect of restructuring and other charges, the gross profit for the third quarter of 2002 was $8.2 million, or 5.6% of revenue. The improvement in the gross margin percentage reflects the improvement in manufacturing and supply chain efficiencies as we realize the benefits arising from our restructuring initiatives.

Operating income on a GAAP basis for the third quarter of 2003 was $2.6 million compared to an operating loss on a GAAP basis of $12.1 million for the same period last year and an operating loss on a GAAP basis of $0.6 million for the second quarter of 2003. The improvement in operating income is a result of the improved gross margin, lower selling general and administrative expenses and the reduction in restructuring and other charges as we have substantially completed our operational restructuring programs.

Total debt was $74.9 million consisting of $63.0 million of revolver and $11.9 million of term debt compared to $90.2 million of total debt in the third quarter of 2002 and $67.2 million of total debt in the second quarter of 2003. The Company used approximately $10.5 million of cash from operations, which reflects positive net earnings offset by an investment in working capital associated with the higher levels of business activity compared to the second quarter of 2003. Additional cash was generated from the proceeds of disposition of the Appleton manufacturing operations.

(1)	See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.
(2)	Expressed in millions of U.S. dollars, except per share amounts

Effective November 17, 2003, the Company and its lending group executed an amendment to the credit agreement providing for an extension of the maturity date to October 1, 2004 and amendments to certain financial covenants. The Company is continuing its discussions with current and potential lenders and investors to address the pending maturity of the Company’s revolving credit facility, now due in October 2004, and to better position the Company on a longer-term basis. A transaction resulting from these discussions is likely to involve significant dilution to existing shareholders. While the Company is optimistic that it will be able to successfully address the pending maturity, at this time there can be no assurances that the Company will be able to reach an agreement with the relevant parties.

“We are pleased with the results for the third quarter reflecting stabilization of our revenue and the positive effect of operational restructuring initiatives. With its current plant locations and capacity, the Company is now well positioned to provide our customers with cost effective total solutions,” stated SMTC’s Interim President and Chief Executive Officer, John Caldwell. “The final phase of revitalizing the Company involves the restructuring of our balance sheet. With full support of our lenders, we completed an important interim step by amending our current credit facilities. Discussions are continuing with current lenders to restructure our indebtedness on a longer term basis to provide an improved financial structure and operating flexibility”.

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin, Boston, Massachusetts, San Jose, California, Toronto, Canada, and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design,

(1)	See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.
(2)	Expressed in millions of U.S. dollars, except per share amounts procurement, prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Marwan Kubursi

Chief Financial Officer

(905) 479-1810

marwan.kubursi@smtc.com

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Company Financials To Follow

(1)	See supplemental disclosures reconciling adjusted net earnings (loss) to net earnings (loss) in accordance with GAAP.
(2)	Expressed in millions of U.S. dollars, except per share amounts

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
		(restated)		(restated)
Revenue	$76,973	$143,520	$229,220	$416,040

Cost of sales, including restructuring and other charges	68,828	142,532	208,393	404,192

Gross profit	8,145	988	20,827	11,848

Selling, general and administrative expenses	4,562	6,015	14,019	17,954
Amortization	997	639	2,941	1,695
Restructuring and other charges (recoveries)	8	6,441	(113)	6,441

Operating income (loss)	2,578	(12,107)	3,980	(14,242)
Interest	1,072	1,928	3,911	6,630

Earnings (loss) before income taxes, discontinued operations and the cumulative effect of a change in a accounting policy	1,506	(14,035)	69	(20,872)

Income tax expense (recovery)	204	(36)	34,839	(1,368)

Earnings (loss) from continuing operations	1,302	(13,999)	(34,770)	(19,504)

Earnings (loss) from discontinued operations	1,329	583	(2,422)	(8,394)

Cumulative effect of a change in accounting policy	—	—	—	(55,560)

Net earnings (loss)	$2,631	$(13,416)	$(37,192)	$(83,458)

Net earnings (loss) per share:
Basic earnings (loss) from continuing operations	$0.04	$(0.49)	$(1.21)	$(0.68)
Earnings (loss) from discontinued operations	$0.05	$0.02	$(0.09)	$(0.30)
Loss from the cumulative effect of a change in accounting policy	$—	$—	$—	$(1.93)

Basic earnings (loss) per share	$0.09	$(0.47)	$(1.30)	$(2.91)
Diluted earnings (loss) per share	$0.09	$(0.47)	$(1.30)	$(2.91)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,697,555	28,689,779	28,689,779	28,689,779

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SMTC CORPORATION

Consolidated Unaudited Statements of Earnings (Loss)

(US dollars, in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
		(restated)		(restated)
Supplemental disclosures:

Net earnings (loss)	$2,631	$(13,416)	$(37,192)	$(83,458)
Adjustments:
Discontinued operations	(1,329)	(583)	2,422	8,394
Writedown of goodwill	—	—	—	55,560
Restructuring and other charges (recoveries)	8	13,627	(113)	13,627
Income taxes	—	—	34,119	—

Adjusted net earnings (loss)	$1,310	$(372)	$(764)	$(5,877)

Adjusted net earnings (loss) per share:
Basic	$0.05	$(0.01)	$(0.03)	$(0.20)
Diluted	$0.05	$(0.01)	$(0.03)	$(0.20)

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779	28,689,779	28,689,779
Diluted	28,697,555	28,689,779	28,689,779	28,689,779

The Company has provided information on adjusted net earnings to supplement its GAAP financial information. Adjusted net earnings do not have any standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other issuers. The Company believes that adjusted net earnings is a meaningful measure of operating performance due to the history of acquisitions and recent restructurings. Adjusted net earnings exclude the effects of discontinued operations, restructuring and other charges (most significantly the write-down of goodwill, the cost associated with closing facilities, inventory and accounts receivable exposures and severance costs) and income tax adjustments. Adjusted net earnings are not a measure of operating performance or profitability under U.S. GAAP or Canadian GAAP and should not be considered in isolation or as a substitute for net earnings prepared in accordance with U.S. GAAP or Canadian GAAP.

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	September 28, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$621	$370
Accounts receivable	51,000	57,398
Inventories	35,163	38,362
Prepaid expenses	1,438	2,611
Income taxes recoverable	—	841

	88,222	99,582

Capital assets	32,331	43,677
Other assets	6,129	13,378
Deferred income taxes	—	34,325

	$126,682	$190,962

Accounts payable	$47,008	$56,165
Accrued liabilities	23,168	33,814
Income taxes payable	266	—
Current portion of long-term debt	11,942	17,500
Current portion of capital lease obligations	266	257

	82,650	107,736

Long-term debt	62,980	65,089
Capital lease obligations	15	176
	—
Shareholders’ equity (deficit)	(18,963)	17,961

	$126,682	$190,962

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